EXHIBIT 10.35

EXECUTIVE EMPLOYMENT AGREEMENT — AMENDMENT NO. 1

STEVEN J. WAGENHEIM

AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT is made and entered into effective December 30, 2008, by and between Granite City Food & Brewery Ltd., a corporation duly organized and existing under the laws of the State of Minnesota, with a place of business at 5402 Parkdale Drive, Suite 101, St. Louis Park, Minnesota 55416 (hereinafter referred to as the “Company”), and Steven J. Wagenheim, a resident of the State of Minnesota (hereinafter referred to as “Executive”).

RECITAL

WHEREAS, the parties desire to amend certain portions of the Executive Employment Agreement dated June 15, 2005 (the “Agreement”) between the Company and Executive to comply with the requirements of Code Section 409A and other desired changes.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter contained, the Agreement is hereby amended as follows:

1.             Section 4.02(d) is hereby amended and restated to read as follows:

(d)  Upon receipt by the Company of its audited financial statements, the AIC due Executive, if any, shall be computed based on Exhibit A and based on the Budget Year to Date.  This amount shall be reduced by the TICPs made to Executive.  The AIC will be paid within thirty (30) days of its determination as described above but not later than the December 31st following the year in which the bonus is earned and shall be payable from the Retained Amount, plus any additional amount paid by the Company.  In the event that the Company determines that the TICPs made to the Executive exceeds the AIC, the Company shall notify Executive of the amount, if any, of such overpayment.  The Executive shall have thirty (30) days to repay the Company.

2.             Section 7.01 is hereby amended and restated to read as follows:

7.01  The Company, its successors or assigns, will pay Executive as severance pay a lump sum (the “Severance Payment”) amount equal to eighteen (18) months of the Executive’s monthly Base Salary for full-time employment at the time of Executive’s termination:

(a)                                  if (i) there has been a Change of Control of the Company (as defined in Section 7.04), and (ii) Executive is an active and full-time employee at the time of the Change of Control, and (iii) within twelve (12) months following the date of the Change of Control, Executive’s employment is involuntarily terminated for any reason (including Good Reason (as definition Section 7.03)), other than for Cause or death or disability.  If prior to a Change of Control (a) Executive’s employment is involuntarily terminated by the Company without cause or (b) Executive terminates his employment for Good Reason, and such termination for Good Reason (x) occurred at the request of a person who indicated an intention, or taken steps reasonably calculated, to effect a Change of Control or (y) otherwise occurred in connection with, or in anticipation of, a Change of Control which actually occurs, then the termination of Executive’s employment shall be deemed to have occurred immediately following a Change of Control; or

(b)                                 the employment of Executive is terminated by the Company without Cause, or by the Executive for Good Reason; or

(c)                                  if (i) a Change in Control (as defined in Section 7.04) occurred prior to Executive commencing his employment with the Company, and (ii) at the time of the Change in Control Executive had accepted employment with the Company as indicated by his execution of this Agreement and as a result he was no longer employed by his previous employer, and (iii) the Company decided to not commence Executive’s employment as a result of the Change in Control.

Nothing in this Subsection 7.01 shall limit the authority of the Committee or Board to terminate Executive’s employment in accordance with Section 6.03.  Payment of the Severance Payment pursuant to Section 7.01, less customary withholdings, shall be made in one lump sum within thirty (30) days of the Executive’s termination or resignation; however, such payments will be delayed for six (6) months if the Executive terminates employment due to Section 7.03(d).  In addition, the Severance Payment shall be reduced by the amount of cash severance-type benefits to which Executive may be entitled pursuant to any other cash severance plan, agreement, policy or program of the Company or any of its subsidiaries; including any payment for post-employment restrictions, provided, however, that if the amount of cash severance benefits payable under such other severance plan, agreement, policy or program is greater than the Severance Payment payable pursuant to this Agreement, Executive will be entitled to receive the amounts payable under such other plan, agreement, policy or program which exceeds the Severance Payment.  Without limiting other payments which would not constitute “cash severance-type benefits” hereunder, any cash settlement of stock options, accelerated vesting of stock options and retirement, pension and other similar benefits shall not constitute “cash severance-type benefits” for purposes of this Section 7.01.

3.             Section 7.03 is hereby amended and restated as follows:

7.03  “Good Reason” will be deemed to have occurred if, after a Change in Control:

(a)                                  the Company, its successors or assigns, assigns Executive position, principal duties, responsibilities, or status materially contrary to that provided in Sections 1.02 or 1.03 above;

(b)                                 the Company, its successors or assigns, relocates Executive to a location that is more than fifty (50) miles from the Company’s current headquarters in Minnesota;

(c)                                  the Company, its successors or assigns, materially reduces Executive’s base salary contrary to the provisions of section 4.01 hereof or fails to pay Executive any material compensation or fringe benefits to which the Executive is entitled within ten (10) business days of the due date; or

(d)                                 a successor company fails or refuses to assume the Company’s obligations under this Agreement;

(e)                                  the Company, its successors or assigns, breaches any of its material obligations under this Agreement and does not correct any such breach within thirty (30) days of receiving notice thereof from Executive.

If Executive intends to terminate this Agreement for Good Reason:  (i) he must give the Company written notice of the facts or events giving rise to Good Reason at least sixty (60) days prior to such termination, and such notice must be given within ninety (90) days following the facts or event alleged to give rise to Good Reason; and (ii) such grounds for Good Reason must continue and not be remedied for a period of thirty (30) days or more following the Company’s receipt of such notice.  The failure to give such notice shall be deemed a waiver of the right to terminate this Agreement for Good Reason based on such fact or event.

4.             Section 7.04(b) is hereby amended and restated as follows:

(b)                                 individuals who, during any twelve (12) month period, who constitute the Board (the “Incumbent Board”), cease to constitute a majority of the Board.  Individuals nominated or whose nominations are approved by the Incumbent

Board and subsequently elected shall be deemed for this purpose to be members of the Incumbent Board

5.             The remainder of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF the following parties hereto have executed this Agreement effective the date and year first above written.

GRANITE CITY FOOD & BREWERY LTD.

By	/s/ James G. Gilbertson
James G. Gilbertson, Chief Financial Officer

EXECUTIVE

By	/s/ Steven J. Wagenheim
Steven J. Wagenheim